 THIS MASTER AGREEMENT (“the Agreement”) sets forth the terms and conditions of services to be provided by Symbion Research International, Inc., a California corporation with its principal place of business located at 3537 Old Conejo Road, Suite 115, Newbury Park, CA 91320, hereinafter referred to as “Symbion”, to Immunotech Laboratories, with its principal place of business located at 116 West Stocker Street, Glendale, CA, 91202, hereinafter referred to as “Client.”  This Agreement is made effective as of the 30th day of July 2009 by and between Symbion and Client.

In consideration of the payments to be made and services to be performed hereunder, the parties hereto agree as follows:

1.    OVERVIEW OF AGREEMENT

1.1                         This Agreement provides the terms and conditions on which Symbion will provide the services, functions and responsibilities described in this Agreement and the project agreements to be performed by Symbion for Client (the “Services”).

1.2            Symbion will perform the Services through individual project agreements which will be authorized by the issuance of a project agreement in substantially the form attached as Exhibit A, and signed by an authorized representative of both Parties (a “Project Agreement”).

2.    SERVICES

2.1  Project Agreements.

2.1.1         Each Project Agreement executed under this Agreement will be a part of this Agreement as if fully included within its body.  In the event of any conflict between the body of this Agreement and any Project Agreement, the terms and conditions of the Agreement shall prevail and govern.

2.1.2         Unless otherwise agreed by the Parties, each Project Agreement will include:  (i) a description of the Services to be performed by Symbion thereunder; (ii) Client’s responsibilities relating to Symbion’s performance of the Services thereunder; (iii) a list of significant tasks to be completed, including, without limitation, applicable commencement and completion dates or expected project duration; (iv) a listing of any materials and other items that Symbion will deliver to Client hereunder (“Work Product”), including, without limitation, any applicable delivery dates and any specifications, templates and/or formats to which the Work Product is required to materially conform; (v) a listing of any data or other information to be submitted by Client to Symbion, including any applicable submission dates and any instructions, specifications, templates and/or formats governing the submission of such data or other information; (vi) method of compensation to Symbion (e.g., time and materials, fixed price or otherwise) and other appropriate pricing terms; and (vii) any other information or provisions the Parties agree to include.

2.2  Performance of the Services.

               (a)  Symbion agrees to supply and deliver the Work Product and perform the Services specified in the Project Agreement(s) in a professional manner and in accordance with this Agreement and the Project Agreement(s). Notwithstanding the foregoing, Client acknowledges that Symbion’s ability to perform will require Client to timely perform certain tasks and provide certain tangible and intangible items.  Client hereby agrees to perform its obligations hereunder, and the parties acknowledge that Client’s failure to perform such obligations may adversely affect Symbion’s ability to meet its performance obligations under the conditions contemplated by the Project Agreement.  The parties hereby agree to negotiate in good faith to arrive at an equitable adjustment to the fees payable under a Project Agreement and the terms of this Agreement to compensate Symbion for such additional effort and costs directly caused by Client’s delay.  In addition, Symbion shall not be deemed to be in default under this Agreement for any delays or failure to meet its obligations if based on Client’s actions, omissions or failure to meet its performance requirements.

             (b)  Either Party may propose changes to the scope of Services provided by Symbion under any particular Project Agreement.  Symbion will analyze each such request and provide a written report to Client on its feasibility and the effect, if any, that such change will have on the cost of performing the Services and schedule for completing the Services.  Proposed changes shall be effected through written change orders which shall constitute amendments to this Agreement and the applicable Project Agreement (“Change Orders”).

3.    PROPRIETARY RIGHTS

3.1            Except as set forth under “Background Technology” below, Symbion hereby assigns its entire right, title and interest in the Work Product to Client.  The parties further acknowledge and agree that absent Client’s full and timely payment(s) to Symbion for all fees and expenses due, the Work Product, and any intellectual property rights related thereto, shall be, and shall remain, the sole property of Symbion, and Client shall have no rights therein or thereto.  Symbion shall not have the right to disclose or transfer to any third party the Work Product.  However, nothing in this Agreement shall prohibit or limit Symbion’s use of ideas, concepts, know-how, methods, code, techniques, skill, knowledge and experience that were used, developed or gained in connection with this Agreement or any Project Agreement, except with regard to any confidential information of Client.

        3.2            Symbion may include in the Work Product certain methodologies, development tools, routines, objects, subroutines and other programs, data and materials developed or licensed by Symbion outside of this Agreement and the Project Agreements hereunder (the “Background Technology”).  Symbion shall retain any and all rights Symbion may have in the Background Technology.  Symbion hereby grants to Client an irrevocable, non-exclusive, perpetual, fully paid-up worldwide license to use, execute, reproduce, display, perform, distribute internally and make modifications and/or improvements to the Background Technology.  However, Client shall not license, sub-license, resell, transfer or make other commercial use of the Background Technology, or any portion thereof, without Symbion’s written consent. Notwithstanding the foregoing, Symbion is not providing Client with any license or right to use the clinical data management (if applicable) or other third party software used by Symbion to create the Work Product or other intellectual property developed in connection with this Agreement or the Project Agreement(s).

4.    COMPENSATION AND PAYMENT TERMS

       4.1            Payment. Symbion shall be paid for the Services as set forth in the applicable Project Agreement. Client shall also reimburse Symbion for all out-of-pocket expenses (including but not limited to airfare, ground transportation, hotel, meals, etc.) reasonably incurred by Symbion or any officers, employees, or agents of Symbion in connection with performing services under this Agreement or any Project Agreement.  Client shall reimburse Symbion for all other reasonable expenses actually incurred which are incidental to the services performed hereunder and which have been approved in advance by Client.  Travel costs and other expenses claimed must be itemized in Symbion’s monthly invoice to Client.

4.2   Payment Terms.

             (a)  All invoices shall be due upon receipt by Client.  Any payment that is not paid within thirty (30) days of its due date will accrue interest at a rate of 1.5% per month from the due date until paid.  In addition, Client agrees to pay and indemnify Symbion for any costs, including legal and other collection fees, incurred by Symbion in the course of collecting past due amounts through any third party collection services retained by Symbion to collect unpaid, past due amounts under this Agreement.

(b)          If Client disputes any invoice, or any charge or amount on any invoice or any charge for Services, and such dispute cannot be resolved promptly through good faith discussions between the Parties, Client will pay the amounts due under the applicable Project Agreement, less the disputed amount, provided that Client and Symbion will diligently proceed to work together to resolve any disputed amount.

5.    CONFIDENTIAL INFORMATION

       5.1            Each party acknowledges that in the course of performing this Agreement it may be furnished with, receive, or otherwise have access to information of or concerning the other party which the other party considers to be confidential, proprietary, a trade secret or otherwise restricted.  When used in this Agreement, “Confidential Information” shall mean any information furnished or made available directly or indirectly by a party:  (i) in any format that is labeled or otherwise designated as confidential, proprietary, a trade secret or with a similar designation; or (ii) that relates to such party’s trade secrets, inventions, discoveries, processes, methods and techniques, ideas, know-how or regarding such party’s products and services (including, without limitation, pricing therefor), proprietary software, research & development, business plans, marketing plans, strategies, finances, customers and suppliers whether or not such information is labeled as confidential.

       5.2            All Confidential Information furnished by a party to the other in the course of performing under this Agreement shall remain the property of and be deemed proprietary to the disclosing party.  Each party agrees:  (i) to receive such Confidential Information in strict confidence and not disclose it to any third party without the prior written consent of the disclosing party; (ii) to accord such Confidential Information at least the same level of protection against unauthorized use or disclosure that the receiving party customarily accords to its own confidential, proprietary or trade secret information of a like nature, but in no event less than reasonable care; and (iii) to use such Confidential Information solely and exclusively for the purposes of and in accordance with the terms of this Agreement.

       5.3            Notwithstanding the foregoing, neither party shall be liable for disclosure of any particular Confidential Information of the disclosing party if the same:  (i) is in the public domain at the time of its disclosure or thereafter enters the public domain through no fault of the receiving party; (ii) is or becomes known to the receiving party on a non-confidential basis without breach of any obligation of confidentiality; (iii) is independently developed by the receiving party without reference to the disclosing party’s Confidential Information; or (iv) is legally required to be disclosed (provided that the receiving party promptly informs the disclosing party of the requirement and affords the disclosing party a reasonable opportunity to resist the required disclosure).

       5.4            The provisions of this Section 5 shall survive the termination or expiration of this Agreement for any reason.  Promptly following the termination or expiration of this Agreement for any reason, and as the disclosing party elects, the receiving party shall either destroy or deliver to the disclosing party all Confidential Information of the disclosing party in the receiving party’s possession, custody or control in whatever form held (including without limitation all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof).  Notwithstanding the foregoing, Symbion may retain a copy of certain Confidential Information related to the Project Agreement(s) for its legal archives and regulatory audits.

       5.5            Nothing contained in this Section 5 shall be construed as obligating the disclosing party to disclose its Confidential Information to the receiving party, or as granting to or conferring on the receiving party, expressly or impliedly, any rights or license to the Confidential Information of the disclosing party.

6.    WARRANTIES, INDEMNITIES, LIMITATION OF LIABILITY

       6.1   Warranties.

               (a)   Symbion warrants that it owns or has the rights necessary to grant to Client the rights to the Work Product in accordance with the terms of this Agreement and the associated Project Agreements.

               (b)   Client warrants that it owns or has the rights necessary to grant to Symbion access to its intellectual property in accordance with the terms of this Agreement and the associated Project Agreements.

               (c)   THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

       6.2            Indemnities.  Each party (the “Indemnifying Party”) agrees to defend at its expense and indemnify and hold harmless the other party (the “Indemnified Party”) and its partners, affiliates, employees, agents, representatives, independent contractors, successors and assigns from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable legal fees and expenses) arising from or in connection with:  (i) the death or bodily injury of any person caused by the negligence or willful misconduct of the Indemnifying Party; or (ii) the damage, loss or destruction of any real or tangible personal property caused by the negligence or willful misconduct of the Indemnifying Party.

        6.3  Limitation of Liability.

 (a)  SUBJECT TO SECTION 6.3(c) BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE, ONE TO THE OTHER, FOR ANY LOST PROFITS, LOSS OF BUSINESS, LOST SAVINGS OR OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT.

 (b)  SUBJECT TO SECTION 6.3(C) BELOW, EACH PARTY’S TOTAL LIABILITY TO THE OTHER, WHETHER IN CONTRACT OR IN TORT (INCLUDING, WITHOUT LIMITATION, BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT) SHALL BE LIMITED TO AN AMOUNT NOT TO EXCEED, IN THE AGGREGATE FOR ALL CLAIMS, THE TOTAL DOLLAR AMOUNTS PAID OR PAYABLE TO SYMBION UNDER THE PROJECT AGREEMENT THAT GAVE RISE TO SUCH LIABILITY.

 (c)  The limitations set forth in Sections 6.3(a) and 6.3(b) shall not apply with respect to:  (i) damages to person and/or tangible property occasioned by the willful misconduct or gross negligence of a party; (ii) claims that are the subject of indemnification pursuant to Section 6.2 above; and (iii) either party’s breach or alleged breach of its confidentiality obligations under Section 5 of this Agreement.

7.  TERM AND TERMINATION

       7.1            Term.  The term of this Agreement will commence on the Effective Date and, unless terminated sooner pursuant to the provisions of this Section 7, continue for a period of two (2) years.  Thereafter, the term of this Agreement may be renewed by mutual agreement of the Parties.  In the event this Agreement expires and there are outstanding Project Agreement(s) at the time of such expiration, this Agreement shall continue in full force and effect until the Services under all outstanding Project Agreement(s) are complete.

       7.2  Termination.

        7.2.1         This Agreement and/or any Project Agreement(s) issued under it may be terminated for any reason by either Party upon sixty (60) days written notice to the other Party or by either Party by written notice to the other Party in the event such other Party materially breaches any of its material obligations as set forth in this Agreement and/or any Project Agreement(s) issued under it and fails to cure such breach within thirty (30) days after written notice thereof from such notifying Party.

Should this Agreement and/or any Project Agreement be terminated under this Section 7.2.1, Client and Symbion shall make good faith efforts to reach mutual agreement on the Services necessary to close out such Project Agreement. If Client plans to continue the Project specified in the Project Agreement, Symbion shall assist in smoothly transferring the conduct of the Project to Client or its designate.  If the Project is a clinical study, Client and Symbion shall cooperate to terminate the Project in a manner which both recognizes the interests and welfare of the study subjects and is designed to be safe for the subjects enrolled in the study and also is consistent with Good Clinical Practices and in compliance with all applicable laws, regulations and rules.

       7.2.2         If this Agreement or any Project Agreements(s) issued thereunder are terminated by Client pursuant to this Section 7.2, Client will be entitled to retain the Work Product only to the extent paid for by Client.

       7.2.3         In the event of termination of this Agreement and/or any Project Agreement(s) issued under it pursuant to this Section 7.2, Client will pay Symbion for all Services performed under this Agreement (where the Agreement is terminated) or the terminated Project Agreement(s) (inclusive of Work Product provided thereunder), through the effective date of termination, plus expenses incurred through the effective date of termination.  Further, Client shall also pay Symbion for its costs and expenses associated with any un-cancelable commitments incurred on behalf of Client prior to the termination date of the Agreement or the applicable Project Agreement.

       7.3            Survival.  Provisions of this Agreement, which by their express terms or context impose continuing obligations on the Parties, will survive the expiration or termination of this Agreement for any reason.

8.  OTHER TERMS

      8.1             No Conflicts.  The Parties acknowledge and agree that each Party has the power and the authority to enter into this Agreement and to perform its obligations hereunder and have not entered into any other agreements that would conflict with the Services to be performed herein and, upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligations of the Parties, enforceable in accordance with its terms.

      8.2             Governing Law.  Any dispute or controversy between the Parties relating to or arising out of this Agreement or any amendment or modification thereof, shall be governed by the laws of the State of California.

      8.3             Entire Agreement.  This Agreement, and the attached Project Agreement(s) contain the full and complete understanding of the Parties and supersede all prior agreements and understandings between the Parties with respect to the entire subject matter hereof.  Only a written instrument signed by an authorized representative of each Party may amend this Agreement.  This Agreement is the result of arm’s length negotiations between the parties and shall be construed to have been drafted by all Parties such that any ambiguities in this Agreement shall not be construed against either Party.  This Agreement shall not constitute, give effect to, or otherwise imply, a joint venture, partnership, agency or formal business organization of any kind.  No waiver, delay or discharge by a Party will be valid unless in writing and signed by an authorized representative of each Party.  Neither the failure of either Party to exercise any right of termination, nor the waiver of any default will constitute a waiver of the rights granted in the Agreement with respect to any subsequent or other default.  If any provision of this Agreement is declared invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired, and the Parties shall replace the invalid or unenforceable provision with a valid and enforceable provision that reflects the original intentions of the Parties as nearly as possible in accordance with applicable law.

      8.4               Notice.  Any notice or other communication required or permitted to be made or given by either Party pursuant to this Agreement will be deemed to have been duly given:  (i) three (3) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, confirmed by the specific addressee, with a copy of such facsimile promptly sent by another means specified in this section; or (iii) when delivered if delivered personally or sent by express courier service.  All notices will be sent to the other Party at its address as set forth on the first page of this Agreement.

      8.5              Force Majeure.  Either Party’s performance will be excused, if and to the extent reasonably necessary, in the event that an act of God, war, civil commotion, terrorism, fire, explosion, or other force majeure event that occurs without the fault or negligence of the non-performing Party and prevents timely performance under the Agreement.

8.6             Work with Competitors.  Symbion and Client agree that during the term of this Agreement, or any extension or renewal thereof, Symbion may contract for work with other persons, firms, or corporations engaged in the same or similar business as that of Client, provided that Symbion does not disclose or use the confidential information of Client.

8.7                          Non-Solicitation.  The Parties each agree not to knowingly solicit for employment, employ (either as an employee or an independent contractor) or otherwise contract with any employee, agent or independent contractor of the other party during performance of this Agreement and for a period of one (1) year after termination of this Agreement without the other party’s written consent.

8.8                          Execution in Counterparts.  This Agreement may be executed in one or more counterparts including facsimile or electronic mail copies, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.  A signature transmitted by facsimile or electronic mail shall be as binding and effective as an original.

 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives.

IMMUNOTECH                                                   SYMBION

Immunotech Laboratories                                       Symbion Research International, Inc.

By:   ____________________________               By:   __________________________

        Harry Zhabilov                                                        Peggy C. Pence, PhD, RAC

        Title:  Vice Chairman, Secretary &                           Title:  President and CEO

                                                                                       Chief Scientific Officer

Date:  ___________________________              Date:  __________________________

Exhibit A

                                                                Master Services Agreement Project Agreement Form

PROJECT AGREEMENT No. _____

This Project Agreement Number ____, together with the attached Master Services Agreement between SYMBION RESEARCH INTERNATIONAL, INC. (“Symbion”) and IMMUNOTECH LABORATORIES (“Client”) (the “Agreement”), contain the full and complete understanding of the Parties and supersede all prior agreements and understandings between the Parties with respect to the entire subject matter of this Project Agreement.  Only a written instrument signed by an authorized representative of each Party may amend this Project Agreement.

All capitalized terms not defined herein will have the meanings given them in the Agreement.

1.       Term.

2.       Services to be Performed.

Symbion will perform the tasks and responsibilities described below:

3.       Work Product and Schedule of Performance.

4.       Compensation.

Method: [check one]

Time and Materials Basis:
Rates for professional fees shall be as set forth below.
Fixed Price Basis. Fixed Price, as follows:

Other Basis. [Specify method of compensation.]

In addition to the foregoing, Client will make an advance payment to Symbion in the amount of $_____; this retainer amount will be applied against billing for services executed under this Agreement at the time of Symbion’s final invoice(s).  The final invoice(s) for services rendered and expenses incurred will reconcile the advance payment with balance due from Client.  Upon the termination of this Project Agreement, in the event that the sum of payments received by Symbion exceeds the cost of all services completed and associated expenses (due to the retainer), Symbion will return any overpayment to Client.

5.       Additional Resources and Responsibilities of Symbion.

6.       Additional Resources and Responsibilities of Client; Other Assumptions.

7.       Other Provisions.

The terms of this Project Agreement are agreed to by:

IMMUNOTECH	Immunotech Laboratories	SYMBION	Symbion Research International, Inc.
By:	Harry Zhabilov	By:	Peggy C. Pence, PhD, RAC
Signature		Signature
Title:	Vice Chairman, Secretary & Chief Scientific Officer	Title:	President and CEO

PROJECT AGREEMENT No.  1

This Project Agreement Number 1, together with the attached Master Services Agreement between SYMBION RESEARCH INTERNATIONAL, INC. (“Symbion”) and IMMUNOTECH LABORATORIES (“Client”) (the “Agreement”), contain the full and complete understanding of the Parties and supersede all prior agreements and understandings between the Parties with respect to the entire subject matter of this Project Agreement.  Only a written instrument signed by an authorized representative of each Party may amend this Project Agreement.

All capitalized terms not defined herein will have the meanings given them in the Agreement.

1.       Term.

          Same as the Agreement.

2.       Services to be Performed.

          Symbion will perform the tasks and responsibilities described below:

General consulting services outside the scope of additional Project Agreement(s), including, but not limited to, strategic product development planning, regulatory affairs, clinical development, scientific or technical writing.

3.       Work Product and Schedule of Performance.

To be determined (TBD) and mutually agreed as consulting services are requested by Client.

4.       Compensation.

Method: [check one]

X	Time and Materials Basis:

Rates for professional fees shall be as set forth below.

 Symbion will invoice Client for consulting services at a rate of $85 per hour for project coordinator, $100 per hour for research associate, $150 per hour for project manager, $200 per hour for associate director and director level staff, and $250 per hour for senior director and vice president level staff and $275 per hour for the President/CEO.  These rates may be reviewed periodically and renegotiated if necessary to cover increases in salaries/professional fees resulting from cost-of-living/periodic salary/fee increases.  Any change in consulting rates must be agreed in writing by both Parties.

Fixed Price Basis. Fixed Price, as follows:

Other Basis. [Specify method of compensation.]

In addition to the foregoing, Client will make an advance payment to Symbion in the amount of $2,000; this retainer amount will be applied against billing for services executed under this Agreement.  Client will be required to replenish the retainer to this minimum amount on a monthly basis and maintain the retainer amount at this minimum balance only if Client fails to pay one or more invoice(s) on time.  In the event the latter occurs, the final invoice(s) for services rendered and expenses incurred will reconcile the advance payment with balance due from Client.  Upon the termination of this Project Agreement, in the event that the sum of payments received by Symbion exceeds the cost of all services completed and associated expenses (due to the retainer), Symbion will return any overpayment to Client.

5.       Additional Resources and Responsibilities of Symbion.

          Not applicable.

6.       Additional Resources and Responsibilities of Client; Other Assumptions.

          Not applicable.

7.       Other Provisions.

          Not applicable.

The terms of this Project Agreement are agreed to by:

IMMUNOTECH	Immunotech Laboratories	SYMBION	Symbion Research International, Inc.
By:	Harry Zhabilov	By:	Peggy C. Pence, PhD, RAC
Signature		Signature
Title:	Vice Chairman, Secretary & Chief Scientific Officer	Title:	President and CEO